STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 27th day of March, 2000, by and among NETGURU, INC., a Delaware corporation ("Purchaser"), ALLEGRIA SOFTWARE, INC., a California corporation (the "Company"), and GRAL, INC., a Nevada corporation, and the parent and sole shareholder of the Company ("Seller").

                                    RECITALS

         WHEREAS, Seller owns all of the issued and outstanding shares (the "Shares") of capital stock of the Company; and

        WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares on the terms and subject to the terms and conditions set forth in this Agreement;

        NOW THEREFORE, in consideration of the foregoing recitals and the respective terms, conditions, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller shall sell, transfer, assign and deliver to Purchaser the Shares and Purchaser shall purchase, acquire and accept the Shares from Seller.

1.2 PURCHASE PRICE. The aggregate purchase price for the Shares shall consist of: (i) five thousand (5,000) shares ("Registered Shares") of Purchaser common stock, $0.01 par value per share ("NGI Common Stock"); (ii) eight thousand (8,000) shares ("Restricted Shares") of NGI Common Stock; (iii) and $1,500,000.00 in cash. The aggregate of the Registered Shares and the Restricted Shares and the cash shall be allocated, paid and delivered to the Seller at the Closing in the manner described in Exhibit 1.2 attached hereto.

1.3 REGISTERED SHARES AND RESTRICTED SHARES BUYBACK RIGHTS. Purchaser shall provide to Seller options, each exercisable on March 31, 2001, with respect to the Registered Shares, to purchase from Seller all or any part of the five thousand (5,000) Registered Shares, and with respect to the Restricted Shares, to purchase from Seller all or any part of the eight thousand (8,000) Restricted Shares, in each case for a purchase price of $28.60 per share, provided that the total consideration received by the Seller for any Shares Seller may have previously sold and the aggregate balance of the Shares sold subject to the buyback options herein shall not exceed $371,800. To exercise either option, Seller shall provide written notice of its election to exercise such option, setting forth in such notice the

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     number of Registered and/or Restricted Shares Seller has previously sold and the price for which such Shares were sold and the number of Shares Seller desires to sell to Purchaser, together with properly endorsed share certificates, to Purchaser on the date set forth above. Upon Purchaser's timely receipt of such notice and properly endorsed share certificates, Purchaser shall pay to Seller the purchase price of $28.60 per share times the number of shares specified in such notice for which share certificates were properly tendered, up to a maximum consideration of $371,800 including all previously sold Shares.

                                    ARTICLE 2
                                 RELATED MATTERS

2.1 EMPLOYEES. The Company has been using the services of employees of Seller, pursuant to an agreement with Seller. Effective as of the close of business on March 31, 2000, the Company will have Seller terminate the employment of all employees used by the Company to conduct its operations and listed on Exhibit 2.1 attached hereto. Seller will be solely responsible for paying to such employees all salary, bonuses, accrued vacation and severance benefits, if any, and providing to such employees any COBRA and continuation medical coverage as may be required. Seller will be solely responsible for terminating all employee benefit plans covering such employees. Purchaser intends, but shall not be obligated, to offer employment to the employees listed on Exhibit 2.1, effective as of April 1, 2000. Seller will provide reasonable assistance to Purchaser, without charge, to assist Purchaser in employing such employees. Any such employees to be hired by Purchaser shall be new hires as of 12:01 A.M., April 1, 2000. Such new hires will have no accrued Purchaser pension or vacation benefits and Purchaser shall not be deemed a successor employer of such new hires for any purpose. Solely for determining their vacation accrual rate and their eligibility for participation in Purchaser's standard employee benefit plans, Purchaser will credit each employee hired by Purchaser hereunder with such employee's date of hire with GRAL as set forth on Exhibit 2.1. Purchaser shall not be liable to Seller or any employee of Seller by reason of Purchaser's employment of any Seller employee, failure to offer employment to or to employ any Seller employee or with respect to wages, salaries, commissions, bonuses, severance pay, vacation pay, pension or other retirement plans, fringe benefits, employee benefits, or any other rights relating to employment with Seller.

2.2 KEY EXECUTIVES. On the Closing, Purchaser will enter into Executive Employment Agreements, in the form attached hereto as Exhibit 2.2, with Robert Bruns ("Bruns") and Koushik Dutta ("Dutta"), key management executives of the Company.

2.3 LICENSE AND DISTRIBUTION AGREEMENTS. On the Closing, Purchaser will enter into License and Distribution Agreements with GRAL Systems, A.G. ("GRAL A.G."), the corporate parent of Seller, in the forms as attached hereto as
      Exhibit 2.3, for the license to GRAL A.G. of Company products and the license from GRAL A.G. of products previously licensed to, and used in, the Company's business, and for the distribution rights related to such licenses. In partial consideration of Seller's agreements hereunder, Company shall grant to GRAL A.G. an additional discount as set forth in the License and Distribution Agreement for the Company's products.

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

2.4 REGISTRATION RIGHTS AGREEMENTS. On the Closing, Purchaser and Seller will enter into a Registration Rights Agreement, substantially in the form of
      Exhibit 2.4 attached hereto, pursuant to which Purchaser shall covenant to register the Registered Stock under the Securities Act of 1933 within one hundred and twenty (120) days of the Closing.

2.5 TAX ELECTION. Purchaser and Seller agree that in connection with the transactions contemplated by this Agreement, each party will make an election under Section 338(h)(10) of the Internal Revenue Code of the United States after the Closing and will execute such documents as are necessary to effectuate such election.

                                    ARTICLE 3
                                     CLOSING

        The closing of the sale and purchase of the Shares (the "Closing") shall take place at Purchaser's headquarters, 22700 Savi Ranch Parkway, Yorba Linda, CA 92887, at 10:00 A.M. local time on April 3, 2000, or at such other place, time and date as may be mutually agreed by the parties. The parties agree that the Closing shall be deemed to be effective for all purposes as of 12:01 A.M. local time on April 1, 2000.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

        Except as set forth in a schedule dated the date of this Agreement and delivered by the Seller and Company to Purchaser concurrently herewith (the "Disclosure Schedule"), Seller and Company hereby jointly and severally represent and warrant to Purchaser, and Purchaser, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties, the following:

4.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite power to carry on its business as now conducted. The Company has full corporate power and authority to own its assets and properties and to carry on the business as now owned and operated. The Company is duly qualified to do business in all jurisdictions in which it currently conducts the business.

4.2 AUTHORITY; NO CONFLICT. This Agreement constitutes the legal, valid, duly authorized and binding obligations of the Company and Seller, enforceable against each of them in accordance with its terms. The Company and Seller each have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform their respective obligations under this Agreement. Neither the execution of this

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      Agreement nor the consummation or performance of the transactions contemplated hereunder will, directly or indirectly, violate or result in the breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or material agreements to which the Company or Seller are a party or conflict with or violate any applicable law, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over the Company or Seller.

4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share (the "Allegria Common Stock") and no shares of preferred stock. At the Closing, 10,000 shares of Allegria Common Stock were issued and outstanding, all of which were owned by Seller. All outstanding shares of Allegria Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The shares of Allegria Common Stock owned by Seller are owned free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. There are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or rights of any kind with respect thereto. There are no voting trusts or other agreements to which the Company or Seller is a party with respect to the voting of the capital stock of the Company.

4.4 FINANCIAL STATEMENTS. Seller has furnished to Purchaser copies of the Company's unaudited balance sheet and related statements of income and cash flow for the period ended December 31, 1999 ("Balance Sheet") and the Company's interim unaudited balance sheet and related statements of income and cash flow for the period ended February 28, 2000 ("Interim Balance Sheet"). The Balance Sheet and Interim Balance Sheet are complete and correct, have been prepared in accordance with generally accepted accounting standards applied on a consistent basis, and fairly present the Company's financial condition of as at the respective dates thereof and the results of operations for the respective periods covered by the statements of income contained therein. Except as set forth in the Disclosure Schedule, the Company does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by the Balance Sheet and the Interim Balance Sheet.

4.5 INSURANCE. The Company's operations prior to the Closing have been conducted by its parent, Seller, which maintains and at all times since January 1, 1998 has maintained casualty and general liability insurance that Seller believes to be reasonably prudent for its business. Section
      4.5 of the Disclosure Schedule contains a complete and accurate list of all insurance policies maintained by Seller covering the Company's business and, except as noted therein, no claims have been made under such insurance polices affecting the Company's business.

4.6 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. As of the Closing, the Company has no accounts receivable or accounts payable.

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4.7   TAXES. Except as set forth in the Disclosure Schedule, all federal, state and local tax returns of Company required by law to be filed have been duly filed on a timely basis, are true, accurate and complete in all material respects and no taxes, assessments, fees, penalties or charges (other than those already paid or reserved for) are due or will be required to be paid by Company. There are no liens or charges on any assets or properties of Company imposed or arising as a result of the delinquent payment or non-payment of any such tax, assessment, fee penalty or charge. As used in this Agreement, "tax" and "taxes" shall mean all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local or foreign taxing authority.

4.8 TITLE TO PROPERTIES; CONDITION AND SUFFICIENCY OF ASSETS. Section 4.8 of the Disclosure Schedule contains a complete and accurate list of all of the real and personal properties and assets owned by the Company. The Company has good, indefeasible and marketable title to all of such properties and assets, free and clear of all taxes, liens, encumbrances, charges, claims or security interests of any kind. The equipment, machinery, computer hardware, furniture, fixtures, supplies and inventories are in good condition and repair, are adequate for the uses to which they are being put and are sufficient in kind, quantity and quality to operate the business of the Company as the Company has, prior to the Closing, conducted its operations.

4.9 COMPLIANCE WITH LAW. The Company is not in violation of any applicable law, ordinance, rule or regulation relating to the operation of its business or affecting any of its properties or assets. The Company's operation of its business is in compliance with all zoning, occupational health and safety, environmental and other laws regulating the workplace. The Company has not received notice from any governmental authority or other person claiming or threatening any violation of any law, ordinance, rule or regulation relating to the Company's business.

4.10 CONTRACTS. Section 4.10 of the Disclosure Schedule contains a complete and accurate list of all agreements, contracts, licenses, purchase and sales orders, and other executory commitments, oral or written, to which the Company is a party ("Contracts"), including all amendments, modifications, renewals and extensions thereto. Seller has delivered true and accurate copies thereof (except for oral Contracts for which a complete summary is provided) to Purchaser. Except as set forth in the Disclosure Schedule, each Contract was entered into in the ordinary course of business, constitutes a valid and enforceable agreement by the parties thereto, no party is in default under the terms and conditions of any Contract and no party to any Contract has provided oral or written notice of intent to terminate, cancel or renegotiate any Contract.

4.11 NO MATERIAL ADVERSE CHANGE; ABSENCE OF CERTAIN EVENTS. Since December 31, 1999, except as set forth in Section 4.11 of the Disclosure Schedule, there has been no change in the condition, financial or otherwise, of the Company, or in its earnings, assets or properties, whether or not arising from transactions in the ordinary course of business, that, individually

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

      or in the aggregate, have been materially adverse to the earnings, assets, properties or condition, financial or otherwise, of the Company. Since December 31, 1999, except as set forth in Section 4.11 of the Disclosure Schedule, there has not been any:

      (a) Transaction by the Company, except in the ordinary course of business as conducted on that date;

      (b) Destruction, damage to, or loss of any material asset of the Company (whether or not covered by insurance), including, but not limited to, any of its properties or assets;

      (c) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

      (d) Amendment to or termination of any contract, agreement or license to which the Company is a party, or by which it or any of its assets or properties are subject, except in the ordinary course of business;

      (e) Waiver or release of any right or claim of the Company;

      (f) Declaration of or agreement to declare or make, any payment or distribution of any assets of any kind whatsoever;

      (g) Notice of any violations of any law, ordinance, rule or regulation or of any claims for damages or alleged damages for negligence or other tort or breach of contract or other right (whether or not covered by insurance);

      (h) Sales, transfers, disposals of any assets, properties or rights of the Company, except in the ordinary course of business consistent with the Company's past practices;

      (i) Any event, condition or agreement of any character materially and adversely affecting the prospects, earnings, properties or condition, financial or otherwise, of the Company; or

      (j) Any agreement to do any of the things described above.

4.12 LICENSES AND PERMITS. Company holds free from burdensome restrictions all franchises, permits, licenses, and other consents, and other rights from governmental, regulatory or administrative agencies that are sufficient and necessary for the lawful and efficient operation of Company's business as presently conducted. No violations exist or have been recorded in respect of any such franchises, permits, licenses, consents or other rights and no proceeding is pending or threatened with respect thereto.

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

      All such franchises, permits, licenses, consents and other rights shall be in full force and effect on the Closing. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications,, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the actions contemplated hereunder.

4.13 INTELLECTUAL PROPERTY. Section 4.13 of the Disclosure Schedule contains a complete and accurate list of all patents, patent applications, copyrights, copyright registrations, trademarks, service marks and registrations therefor, trade names, know-how, trade secrets, software products and confidential and proprietary information owned by, licensed by (either as licensor or licensee) or used by Company in its business ("Intellectual Property"). Section 4.13 of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all agreements and licenses relating to Intellectual Property to which the Company is a party or by which the Company is bound. There are no outstanding disputes with respect to such agreements. The Intellectual Property assets are all those necessary for the operation of the Company's business as it is currently conducted. Except as set forth in Section 4.13 of the disclosure Schedule, the Company either owns, free and clear of all liens, charges, encumbrances, security interests, equities, restrictions and other adverse claims, or validly licenses all Intellectual Property and has the unrestricted right to use the Intellectual Property as currently used in the Company's business. Attached to Section 4.13 of the Disclosure
      Schedule is a complete release of all claims, charges, encumbrances and restrictions that Advanced Technology Center had with respect to the Intellectual Property. All of the Intellectual Property is in full compliance with all applicable legal requirements, including payment of all filing and other fees related thereto. There are no claims, disputes, actions or proceedings pending or threatened by or against the Company with respect to the Intellectual Property.

4.14 EMPLOYEES; EMPLOYEE BENEFITS. Section 4.14 of the Disclosure Schedule contains a complete and accurate list of all of the following information for each employee of Seller utilized by the Company in conducting its business, including each employee on leave of absence or layoff status: name, job title, current compensation paid or payable, vacation accrual rate and vacation accrued, hire date, stock ownership, stock options, deferred compensation, cash bonus, severance pay, insurance, medical and dental coverage, and any other employee benefit or perquisite. Except as set forth in the Disclosure Schedule, no employee listed thereon is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between any such employee and any other entity or person that in any way adversely affects or will affect the performance of such employee's duties or the ability of the Company to conduct its business. The Company has no employee benefit plans. There are no collective

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      bargaining agreements with any union or bargaining group for any of the employees listed in the Disclosure Schedule and there are no pending or threatened labor actions, strikes, slowdowns or work stoppages. Seller has complied with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational health and safety and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

4.15 LITIGATION. Except as set forth in Section 4.15 of the Disclosure Schedule, there is no pending or threatened lawsuit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office, or any third party, arising from or related to any of the Company's assets or properties or to the past, present or future operations of the Company's business. The Company is not subject to, nor does any basis exist for, any order, judgment, decree or governmental restriction that does or could adversely affect the prospects, earnings, properties or condition, financial or otherwise, of its business. There is no pending of threatened action, proceeding or effort by any governmental or private authority, entity or party that in any way challenges or adversely affects this Agreement or the transactions contemplated hereunder.

4.16 AFFILIATED TRANSACTIONS. Except as set forth in Section 4.16 of the Disclosure Schedule, no stockholder, director, officer or employee of the Company, or any of their spouses or children, or any trust of which such person is the grantor, or any corporation, partnership or other entity in which such person is a party or shareholder, director, officer or employee or otherwise owns an interest ("Affiliated Party"), has engaged in any transaction with the Company, had any interest in any assets or property of the Company's business, is a party to any contract or agreement with the Company or has any claim or right against the Company.

4.17 FULL DISCLOSURE. The representations, warranties and other information provided and to be provided by Seller or Company to Purchaser in this Agreement, in the Disclosure Schedule hereto or in any documents required to be delivered hereunder does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were made, not false or misleading. There is no fact known to Seller or Company which has or could have a material adverse effect on the prospects, earnings, properties or condition, financial or otherwise, of the Company's business which has not been disclosed in this Agreement or in the Disclosure Schedule.

4.18 BROKERS OR FINDERS. Neither Seller nor Company has incurred any obligation, contingent or otherwise, for brokerage or finders' fees or commissions in connection with this Agreement and will indemnify and hold Purchaser harmless from any such payment allegedly due by Seller or Company.

4.19 INVESTMENT REPRESENTATION. Seller acknowledges that, upon issuance, the Registered Shares and the Restricted Shares will not have been "registered" and will therefore be "restricted" securities as these terms are used under the Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder. By execution of this Agreement, Seller agrees, represents and warrants that (i) its acquisition

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      of the Registered Shares and Restricted Shares is for investment only, for its own account, and not with a view to "distribution" as that term is used under the Securities Act, (ii) it is an "accredited investor" as that term is used in Regulation D of the Securities Act, and (iii) it has received copies of the Purchaser's Form 10-KSB for the fiscal year ended March 31, 1999 and Forms 10-QSB for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999. Seller agrees that it shall not at any time make any sale, pledge, hypothecation, gift or other transfer of the Registered Shares or Restricted Shares, except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with any applicable "blue sky" or other securities laws, and Restricted Shares pursuant to any exemption, it shall, if requested by Purchaser, obtain an opinion of counsel, satisfactory to Purchaser, that such sale complies with applicable federal and state securities laws. Seller agrees that it has been informed that the Registered Shares and Restricted Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and he understands that any sale of the Registered Shares or Restricted Shares made in reliance upon Rule 144, or any other like rule, can be made only in limited amounts in accordance with the terms and conditions of those rules and, if those rules are not applicable, any resale may require compliance with another available exemption under the Securities Act or, in the alternative, may require registration of such shares. Seller acknowledges that, except as set forth in the registration rights agreement attached hereto as Exhibit 3, Purchaser makes no representation or covenant that it shall conduct its affairs so as to permit sales under Rule 144 and Purchaser is under no obligation to register or repurchase the Registered Shares or Restricted Shares. Seller acknowledges that Purchaser shall cause a legend to be placed on the certificates representing the Registered Shares and Restricted Shares to reflect the foregoing.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power to carry on its business as now conducted. Purchaser has full corporate power and authority to own its assets and properties and to carry on its business as now owned and operated. Purchaser is duly qualified to do business in all jurisdictions in which it currently conducts the business.

5.2 AUTHORITY OF PURCHASER; NO CONFLICT. This Agreement constitutes the legal, valid, duly authorized and binding obligations of Purchaser, enforceable against it in accordance with its terms. Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither

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     the execution of this Agreement nor the consummation or performance of the transactions contemplated hereunder will, directly or indirectly, violate or result in the breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or material agreements to which Purchaser is a party or, to the best of Purchaser's knowledge, conflict with or violate any applicable law, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over Purchaser.

5.3 CAPITALIZATION; SHARES. The authorized capital stock of Purchaser consists of 20,000,000 shares of common stock (the "Common Stock"), $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share (the "NG Preferred Stock"). As of the date hereof, 13,225,466 shares of Common Stock are issued and outstanding, 2,020,928 shares of Common Stock are issuable and reserved for issuance pursuant to the Purchaser's stock option and purchase plans and committed pursuant to pending acquisitions and 345,000 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and 12,000 shares of Series A Convertible Preferred Stock are issued and outstanding. All outstanding shares of Common Stock and Series A Convertible Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed herein, there are no outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreements of any character or nature under which Purchaser is or may become obligated to issue or to transfer shares of its capital stock of any kind. Purchaser has filed on a timely basis all reports, schedules, registration statements, proxy statements, and related documents that Purchaser was required to file with the Securities and Exchange System (the "SEC") on and after September 30, 1996, which filings complied, when filed, in all material respects with the then-applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

5.4 LITIGATION. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of Purchaser, threatened against Purchaser in connection with or relating to the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

5.5 DISCLOSURE. No representation or warranty made by Purchaser in this Agreement, nor any document furnished by Purchaser hereunder, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were furnished.

5.6 BROKER OR FINDER. Purchaser has incurred no obligations, contingent or otherwise, for brokerage or finders' fees or commissions in connection with this Agreement and will indemnify and hold Seller harmless from any such payment allegedly due by Purchaser.

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                                    ARTICLE 6
                         COVENANTS OF SELLER AND COMPANY

6.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing, Seller will, and will cause the Company and its representatives to afford Purchaser and its representatives full and free access to the Company's personnel, properties, contracts, books, records and documents and such additional financial, operating, and other data as Purchaser may reasonably request.

6.2 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing, the Seller will cause the Company to: (i) conduct the business of the Company only in the ordinary course of business; (ii) use their best efforts to preserve the current business organization and assets and properties of the Company, including but not limited to intellectual property, and maintain the goodwill of the Company; (iii) confer with the Purchaser concerning any operational matters of a material nature; and
      (iv) otherwise report to the Purchaser concerning the status of the Company's business as necessary.

6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, Seller will not, and will cause the Company not to, without the prior consent of the Purchaser, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in 4.13 is likely to occur.

6.4 REQUIRED APPROVALS; INDEBTEDNESS; RELEASES. As promptly as possible after the date of this Agreement and prior to the Closing, Seller will, and will cause Company to, (i) make all required filings necessary in order to consummate the transactions contemplated hereunder; (ii) pay or retire all indebtedness of the Company; and (iii) obtain a full and complete release from Advanced Technology Center of all rights, claims, royalties and restrictions on Company's Intellectual Property, satisfactory to Purchaser.

6.5 NOTIFICATION. Between the date of this Agreement and the Closing, Seller and Company will promptly notify Purchaser in writing if Seller or Company becomes aware of any fact or condition that causes or constitutes or could cause or constitute a breach of any of the representations and warranties of Seller and Company hereunder.

6.6 CONFIDENTIALITY. Seller and Bruns and Dutt acknowledge and agree, jointly and severally, that they have had access to confidential and proprietary information and trade secrets of the Company ("Company Confidential Information") that is a valuable asset of the Company. Further, Seller and Bruns and Dutta acknowledge and agree, jointly and severally, that they have had access to certain confidential and proprietary information and trade secrets of Purchaser ("Purchaser Confidential Information") during the negotiation of this Agreement. Seller and Bruns and Dutta agree, jointly and severally, that they will not disclose any Purchaser Confidential Information or Company Confidential Information to any third party or use any such information for their own benefit without the prior written permission of Purchaser.

6.7   COVENANTS OF SELLER AND BRUNS AND DUTTA.

      (a) COVENANT NOT TO COMPETE. In partial consideration of the payments and agreements made by Purchaser hereunder, without the written consent of Purchaser, neither Seller, Bruns nor Dutta will, directly or indirectly (whether through any subsidiary, affiliate, partnership, joint venture, agent or otherwise) engage in any business competitive with the Company (including, without limitation, any business of the type conducted by the Company prior to the Closing or under development by the Company at the Closing) in any State of the United States of America, any province in Canada or in any country in Asia, for a period of three (3) years commencing on the Closing. The parties agree that the duration and scope for which the covenant not to compete set forth herein is to be effective is reasonable. If any court determines that extent unenforceable, the parties agree that the covenant shall remain in full force and effect for the greatest time period and broadest scope that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every State of the United States of America and each and every political subdivision of each and every country outside the United States of America where this covenant is intended to be effective.

      (b) COVENANT NOT TO SOLICIT. During the period of the covenant set forth in Section 6.7(a) above, each of Seller, Bruns and Dutta covenants and agrees that it or he shall not, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser (including any former employees of Seller hired by Purchaser) to leave the employ of Purchaser or to hire or retain such employee, or (ii) contact or attempt to contact any customer of the Company for the twelve (12) month period immediately preceding the Closing for the purpose of soliciting from any such customer business that is similar to the business previously conducted between the Company and such customer.

      (c) INJUNCTIVE RELIEF. Each of Seller, Bruns and Dutta hereby acknowledge and agree that any violations of the provisions of Section 6.6 or this
          Section 6.7 will cause damage to Purchaser in an amount or amounts difficult to ascertain. Accordingly, in addition to any other relief to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by Seller, Bruns or Dutta of the provisions of Sections 6.6 or 6.7, without proof of actual damages that have been or may be caused to Purchaser by such breach or threatened breach.

6.8 BEST EFFORTS. Between the date of this Agreement and the Closing, Seller and Company will use their respective best efforts to cause the conditions in Section 8 to be satisfied.

                                    ARTICLE 7
                             COVENANTS OF PURCHASER

7.1 APPROVALS. As promptly as possible after this Agreement and prior to the Closing, Purchaser will make all required filings necessary to consummate the transactions contemplated hereunder.

7.2 BEST EFFORTS. Between the date of this Agreement and the Closing, Purchaser will use its best efforts to cause the conditions in Section 9 to be satisfied.

                                    ARTICLE 8
             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

        Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties of the Seller and the Company in this Agreement (considered collectively), and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made at the Closing, without giving effect to any supplement to the Disclosure Schedule.

8.2 PERFORMANCE OF SELLER AND COMPANY. All of the covenants and obligations that the Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, including, but not limited to, the delivery of the Shares properly endorsed to the Purchaser, the payment or retirement of all indebtedness of the Company and the execution and delivery of the Registration Rights Agreement referred to in Section 2.4. Further, Seller shall have caused GRAL A.G. to execute and deliver the License and Distribution agreements referred to in Section 2.3 and Bruns and Dutta to execute and deliver the Executive Employment Agreements referred to in
      Section 2.2.

8.3 CONSENTS; RELEASE. All consents of any third parties required in order to consummate the transactions contemplated hereunder must have been obtained and must be in full force and effect. The release of Advanced Technology Corporation referred to in Section 6.4 shall be obtained by Company and shall be satisfactory to Purchaser in all material respects to enable Purchaser to take full title, without restrictions, claims or encumbrances, to the Intellectual Property.

8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Purchaser any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions or that may have the effect of delaying, preventing, making illegal or otherwise interfering with any of the contemplated transactions hereunder.

8.5 NO CLAIM OR PROHIBITION. There must not have been made or threatened by any person any claim asserting that such person is the holder or the beneficial holder of, or has the right to acquire or obtain any beneficial ownership interest in the Shares or in any voting or equity interest in the Company. Neither the consummation nor the performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of any applicable legal requirement.

8.6 DUE DILIGENCE. Purchaser shall have completed its due diligence investigation on a basis satisfactory to Purchaser.



                                    ARTICLE 9
              CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND
                                COMPANY TO CLOSE

        The obligation of the Seller to sell the Shares and the obligation of the Seller and the Company to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by them, in whole or in part):

9.1 ACCURACY OF REPRESENTATIONS. All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if made on the Closing.

9.2 PURCHASER'S PERFORMANCE. All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Purchaser must have delivered the certificates for the Registered Shares and Restricted Shares required to be delivered by Purchaser pursuant to Section 1.2, made the cash payment required to be made by Purchaser pursuant to Section 1.2, executed and delivered the Registration Rights Agreement referred to in
      Section 2.4, executed and delivered the License and Distribution Agreements referred to in Section 2.3, and executed the Executive Employment Agreements referred to Section 2.2 above.

9.3 NO INJUNCTION. There must not be in effect any legal requirement, injunction or order that prohibits the sale of the Shares by the Seller to the Purchaser that has been adopted, issued or otherwise become effective since the date of this Agreement.

                                   ARTICLE 10
                                   TERMINATION

        This Agreement may, by notice given prior to or at the Closing, be terminated (i) by either Seller and Company on the one hand or Purchaser on the other hand if the other party commits a material breach of this Agreement and such breach has not been waived; (ii) by Purchaser if any of the conditions in
Section 8 has not been satisfied as of the Closing; (iii) by Seller and Company if any of the conditions in Section 9 has not been satisfied as of the Closing; or (iv) by mutual consent of Purchaser, Seller and Company. In the event of any termination hereunder, all obligations of the parties hereunder shall terminate except those of Seller and Company with respect to confidentiality pursuant to
Section 6.6.

                                   ARTICLE 11
                                  POST CLOSING

11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of twenty-four (24) months.

11.2 EXPENSES. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

11.3  INDEMNIFICATION.

      (a) INDEMNIFICATION BY SELLER, BRUNS AND DUTTA. Seller and each of Bruns and Dutta, jointly and severally, shall indemnify, defend, protect and hold harmless Purchaser and its successors and assigns and each of such entities' directors, officers, employees, agents and affiliates (each a "NGI Indemnified Party"), at all times and after the Closing against all losses, claims, damages, actions, suits, proceedings, assessments, adjustments, costs and expenses, including without limitation reasonable attorneys', auditors' and experts' fees and costs of investigation (collectively, "Losses"), based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Seller or of Company contained in or made in connection with this Agreement, (ii) the breach by Sellers or

          Company of, or the failure by Seller or Company to observe, any of their respective covenants or other agreements contained in or made in connection with this Agreement, and (iii) any act or failure to act by Seller or Company with respect to the Company's corporate records and documentation, tax returns and documentation and financial records and documentation.

      (b) INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend, protect and hold harmless Seller at all times from and after the date of this Agreement against all Losses based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of purchaser contained in or made in connection with this Agreement, and (ii) the breach by Purchaser of, or the failure by Purchaser to observe, any of its covenants or other agreements contained in or made in connection with this Agreement.

      (c) ADJUSTMENTS. Any payment made to any NGI Indemnified Party or to Seller (each an "Indemnified Party") pursuant to this Section 11.3 in respect of a claim will be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of any such claim.

      (d) PROCEDURES. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the Indemnified Party will seek indemnification hereunder (a "Third Party Action"), the Indemnified Party will notify the party required to provide indemnification (the "Indemnifying Party") in writing, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have under this Section 11.3, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement thereof) with counsel reasonably acceptable to such Indemnified Party; provided however, that: (i) the Indemnified Party shall be permitted to participation the defense of such Third Party Action and to employ counsel as its own expense (which shall not constitute legal expenses subject to indemnification) to assist in the handling of such Third Party Action;
          (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before settlement of or ceasing to defend such Third Party Action, if such action would adversely affect the Indemnified Party; (iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include the unconditional release of each Indemnified Party from all liability under such Third Party Action; (iv) the Indemnifying Party shall not be entitled to control the defense of any Third Party Action unless it has confirmed in writing its assumption of such defense and continues to defend same reasonably and in good faith; (v) after the Indemnifying Party's assumption of the defense of such Third Party

          Action hereunder, the Indemnifying Party shall not be responsible for any legal expenses of the Indemnified Party and the Indemnified Party will not admit any liability, settle, compromise or discharge the claim underlying such Third Party Action without the Indemnifying Party's prior written consent; (vi) if the Indemnifying Party does not assume the defense of such Third Part Action, the Indemnified Party shall have the right to defend and/or settle same in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party; (vii) the Indemnifying Party will promptly reimburse the Indemnified Party in cash, check or wire transfer periodically upon receipt of an invoice therefor with supporting documentation.

                                   ARTICLE 12
                                     GENERAL

12.1 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, neither this Agreement nor any interest herein shall be assignable by any party hereto (voluntarily, involuntarily, by judicial process, operation of law or otherwise), in whole or in part, without the prior written consent of all other parties hereto. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall otherwise be enforceable by the parties and their respective legal representatives, successors and assigns.

12.2 WAIVER AND AMENDMENT. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

12.3 SEVERABILITY. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

12.4 GOVERNING LAW. This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. The parties hereby consent, in any dispute, action, litigation or other proceeding concerning this Agreement (including arbitration) to the jurisdiction of the courts of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

12.5 REMEDIES. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. In any action, litigation or proceeding (including arbitration) between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, such party's costs and expenses, including, but not limited to, taxable costs and reasonable attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

12.6 NOTICES. All notices, demands or other communications which are required or are permitted to be given hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission or on the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

       If to Purchaser:                 netGuru, Inc.
                                        22700 Savi Ranch Road
                                        Yorba Linda, CA  92887-4608
                                        Attention:  Jyoti Chatterjee
                                                    President

       If to Seller:                    To be supplied.

       If to Bruns/Dutta:               Robert Bruns
                                        To be supplied.

                                        Koushik Dutta
                                        To be supplied.

12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

12.8 ENTIRE AGREEMENT. This Agreement, including all Schedules and Exhibits attached hereto and referenced herein, sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof, and supercedes all prior agreements, understandings, promises, representations and warranties, express or implied, oral or written, relating to the subject matter hereof.

12.9 ACKNOWLEDGEMENT. Seller, Bruns and Dutta, jointly and severally, represent and warrant that each of them has utilized its or his own legal, financial and tax counsel with respect to this Agreement and has not relied upon any advice, counsel, representation or warranty of Purchaser or any advisors to Purchaser with respect to this Agreement and the transactions contemplated hereunder.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

SELLER:                                        PURCHASER:
GRAL, INC.                                     NETGURU, INC.

By: /s/ Gunther Pfaff                          By: /s/ Jyoti Chatterjee
    -------------------------------                -----------------------------

COMPANY:
ALLEGRIA SOFTWARE, INC.

By: /s/ Robert Bruns                           By: /s/ Koushik Dutta
    -------------------------------                -----------------------------
    Robert Bruns                                   Koushik Dutta

ROBERT BRUNS, Individually                     KOUSHIK DUTTA, Individually
/s/ Robert Bruns                               /s/ Koushik Dutta
-----------------------------------            ---------------------------------





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